Exhibit 99.1

FOR IMMEDIATE RELEASE	Further Information:

June 13, 2022	David J. Bursic
President and Chief Executive Officer
Phone: (412) 364-1911

WVS FINANCIAL CORP. ANNOUNCES TERMINATION OF REGISTRATION

AND REPORTING OBLIGATIONS OF ITS COMMON STOCK UNDER THE

SECURITIES EXCHANGE ACT OF 1934, DELISTING FROM NASDAQ GOLBAL

MARKET AND COMMENCEMNT OF TRADING ON THE OTCQX MARKETPLACE

Pittsburgh, Pennsylvania – June 13, 2022. WVS Financial Corp. (the “Company”) (NASDAQ: WVFC) announced today that it has terminated the registration and reporting obligations of the Company’s common stock under the Securities Exchange Act of 1934 by filing a Form 15 with the Securities and Exchange Commission. The Company anticipates that it will not be required to file any current or periodic reports that are due after filing the Form 15, and will not be subject to the proxy rules, beneficial ownership requirements, and any other obligations on or after the termination of registration becomes effective 90 days after the fling of the Form 15.

The Company has voluntarily delisted its common stock from the Nasdaq Global Market and commencing on June 13, 2022 its common stock will be quoted and traded under the symbol “WVFC” on the OTCQX Marketplace, operated by OTC Markets Group.

The Company determined to deregister after concluding that the consequences of remaining an SEC reporting company, including the significant costs associated with regulatory compliance, outweighed the current benefits of being listed on Nasdaq. The Company’s Board of Directors believes that the expense reductions provided by delisting and deregistering its stock will benefit the Company and its stockholders and serve to maximize the long term value of the Company. The Company will continue to be audited by an independent accounting firm and prepare and publish quarterly and annual financial results in its earnings releases.

The Company’s wholly-owned banking subsidiary, West View Savings Bank, will continue to report detailed quarterly financial results to the Federal Deposit Insurance Corporation via its Call Reports, which are publicly available on the FDIC’s website at www.fdic.gov.

WVS Financial Corp. is the bank holding company of West View Savings Bank. The Savings Bank is a Pennsylvania-chartered, FDIC-insured savings bank, which conducts business from five offices located in the North Hills suburbs of Pittsburgh, Pennsylvania.

This press release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. All forecasts, projections, future plans or other statements, other than statements of historical fact, are forward-looking statements and include words or phrases such as “believes,” “will,” “expects,” “anticipates,” “intends,” “estimates,” “our view,” “we see,” “would” and words and phrases of similar import. The forward looking statements in this press release are also forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and involve substantial risks and uncertainties. We can give no assurance that such expectations will prove to be correct. Actual results could differ materially as a result of a variety of risks and uncertainties, many of which are outside of the control of management.